Exhibit 99.1

Pegasystems Reports Q1 12 Revenue of $111 million; a 9% increase from Q1 11

Q1 12 GAAP EPS of $0.10 and Q1 12 Non-GAAP EPS of $0.23;

Leading Analyst reports Pega gains BPM market share

CAMBRIDGE, Mass. – May 3, 2012 – Pegasystems Inc. (NASDAQ: PEGA) today announced financial results for the first quarter ended March 31, 2012. Revenue for the first quarter of 2012 increased 9% to $111.2 million compared to the first quarter of 2011. Net income for the first quarter of 2012 was $4.1 million, or $0.10 per diluted share, compared to net income of $4.7 million, or $0.12 per diluted share, for the first quarter of 2011.

SELECTED FINANCIAL RESULTS

	Three Months Ended
	March 31,		% Increase
($ in’000s)	2012	2011	(Decrease)
Total revenue	$111,167	$102,360	9%
Operating income	$5,919	$5,564	6%
Net income	$4,057	$4,731	(14)%
Basic earnings per share	$0.11	$0.13	(15)%
Diluted earnings per share	$0.10	$0.12	(17)%

Business Perspective

“In addition to continued growth in our traditional industries, we had new traction in emerging segments such as energy, manufacturing, and government,” said Alan Trefler, Founder and CEO of Pegasystems. “This interest in our industry-leading software for customer centricity was facilitated by the increased engagement of our partner ecosystem. Major client wins included some of the largest global firms, including a major Canadian financial services institution, an electronics manufacturer, an enormous energy company, and a top-tier European insurer.”

“Leading industry analysts confirmed our momentum by reporting Pegasystems as the fastest-growing BPM vendor, surpassing Oracle and Adobe in market share. Our leading position in CRM was similarly confirmed in their updated CRM vendor ranking. We improved our position even before we brought to market our new marketing analytics automation platform that gives CMOs a ‘killer app’ for inbound and outbound marketing to drive improved customer experience and revenue growth. We’re looking forward to hosting 2,000 attendees at our upcoming PegaWORLD user conference to dig into these hot topics with our clients and partners,” concluded Mr. Trefler.

Craig Dynes, Pegasystems’ CFO, added, “In addition to our earnings, the fact that we were able to grow the aggregate value of our license backlog from a Q4 to a Q1 is evidence of a solid start to the year. We are working a good pipeline of deals in what we expect will be another back-end loaded year.”

Messrs. Trefler and Dynes will host a conference call and live Webcast associated with this announcement at 6:00 p.m. EDT on May 3, 2012. Dial-in information is as follows: (877) 348-9349 (domestic) or (678) 809-1046 (international). To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Discussion of Non-GAAP Measures

To supplement financial results presented on a GAAP basis, the Company provides Non-GAAP measures, including in this release. Pegasystems’ management utilizes a number of different financial measures, both GAAP and Non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions, and for forecasting and planning for future periods. The Company’s annual financial plan is prepared both on a GAAP and Non-GAAP basis, and the Non-GAAP annual financial plan is approved by our board of directors. In addition and as a consequence of the importance of these measures in managing the business, the Company uses Non-GAAP measures and results in the evaluation process to establish management’s compensation.

The Non-GAAP measures exclude certain business combination accounting entries and expenses related to our 2010 acquisition of Chordiant, as well as other significant expenses including stock-based compensation. The Company believes that these Non-GAAP measures are helpful in understanding our past financial performance and our anticipated future results. These Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of the Company’s GAAP to Non-GAAP measures is included in the financial schedules at the end of the release.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including those relating to our revenue, net income, and earnings per share. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “should”, “target,” “forecast,” “could,” “preliminary,” “guidance” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, among others, variation in demand for our products and services and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, our ability to develop new products and evolve existing ones, the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships, the potential loss of vendor specific objective evidence for our professional services, and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of May 3, 2012. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to May 3, 2012.

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About Pegasystems

Pegasystems, the leader in business process management and software for customer centricity, helps organizations enhance customer loyalty, generate new business, and improve productivity. Our patented Build for Change® technology speeds the delivery of critical business solutions by directly capturing business objectives and eliminating manual programming. Pegasystems flexible on-premise and cloud-based solutions enable clients to quickly adapt to changing business conditions in order to outperform the competition. For more information, please visit us at www.pega.com.

For Information, contact:

Craig Dynes, Chief Financial Officer

617-866-6020

CDynes@pega.com

All trademarks are the property of their respective owners.

The information contained in this press release is not a commitment, promise, or legal obligation to deliver any material, code or functionality. The development, release and timing of any features or functionality described remains at the sole discretion of Pegasystems. Pegasystems specifically disclaims any liability with respect to this information.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue:
Software license	$35,943	$33,462
Maintenance	30,845	27,448
Professional services	44,379	41,450

Total revenue	111,167	102,360

Cost of revenue:
Cost of software license	1,599	1,674
Cost of maintenance	3,609	3,374
Cost of professional services	36,326	34,968

Total cost of revenue (1)	41,534	40,016

Gross profit	69,633	62,344

Operating expenses:
Selling and marketing	38,395	34,036
Research and development	19,004	15,133
General and administrative	6,315	7,132
Acquisition-related costs	—	338
Restructuring costs	—	141

Total operating expenses (1)	63,714	56,780

Income from operations	5,919	5,564
Foreign currency transaction gain	740	1,016
Interest income, net	111	86
Other (expense) income, net	(839)	28

Income before provision for income taxes	5,931	6,694
Provision for income taxes	1,874	1,963

Net income	$4,057	$4,731

Net earnings per share:
Basic	$0.11	$0.13

Diluted	$0.10	$0.12

Weighted-average number of common shares outstanding:
Basic	37,756	37,276
Diluted	38,889	38,803

Dividends per share	$0.03	$0.03

(1) Includes stock-based compensation as follows:
Cost of revenue	$977	$797
Operating expenses	$1,875	$1,738

PEGASYSTEMS INC.

RECONCILIATION OF SELECTED GAAP TO NON-GAAP MEASURES (1)

($ in thousands, except per share data)

	Three Months Ended
	March 31, 2012
	($ in 000’s, except share amounts)
Net Income and Diluted EPS—GAAP basis	$4,057	$0.10

Adjustment to exclude amortization of intangible assets, net of tax	1,781	0.05
Adjustment to exclude stock-based compensation, net of tax	1,812	0.05
Adjustment to exclude depreciation, rent and moving expenses, net of tax	1,227	0.03

Net Income and Diluted EPS—Non-GAAP basis	$8,877	$0.23

Weighted-average common shares—diluted (GAAP & Non-GAAP)	38,889

PEGASYSTEMS INC.

FOOTNOTES FOR RECONCILIATON OF

SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(1)	This presentation includes Non-GAAP measures. Our Non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations on the usefulness of these measures see disclosure under Discussion of Non-GAAP Measures included earlier in this release and below. Our Non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets acquired from Chordiant from our Non-GAAP operating expenses and net earnings measures. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation expenses from our Non-GAAP operating expenses and net earnings measures. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and that it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expense.

Rent, depreciation & moving expenses: As a result of our entering into a lease arrangement in June 2011 for our new office headquarters in Cambridge, Massachusetts, we expect to cease the use of our current offices in Cambridge, Massachusetts in the second half of 2012 and abandon certain leasehold improvements and furniture and fixtures. Accordingly, in June 2011 we revised the remaining useful lives of these fixed assets and recorded incremental depreciation expense of $0.1 million during the first quarter of 2012. In addition, we recorded rent expense of $1.5 million associated with our new office headquarters during the first quarter of 2012. Lastly, we incurred approximately $0.3 million of rent-related and equipment expenses in connection with our move during the first quarter of 2012. We believe these incremental expenses for existing and new office headquarters as a result of our moving our headquarters is not representative of our ongoing business.

The differences between our GAAP and Non-GAAP effective tax rate in the first quarter of 2012 is primarily due to the impact of higher Non-GAAP income before taxes.

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of	As of
	March 31,	December 31,
	2012	2011
	(in thousands)
Current Assets:
Cash and cash equivalents	$33,473	$60,353
Marketable securities	54,587	51,079

Total cash, cash equivalents, and marketable securities	88,060	111,432
Trade accounts receivable, net	106,852	98,293
Deferred income taxes	9,829	9,826
Income taxes receivable	8,270	7,545
Other current assets	5,989	4,865

Total current assets	219,000	231,961
Property and equipment, net	18,852	14,458
Long-term deferred income taxes	43,100	43,286
Other assets	2,676	2,186
Intangible assets, net	66,564	69,369
Goodwill	20,451	20,451

Total assets	$370,643	$381,711

Current liabilities:
Accounts payable	$6,069	$10,899
Accrued expenses	20,565	18,336
Accrued compensation and related expenses	18,340	39,170
Deferred revenue	80,568	73,840

Total current liabilities	125,542	142,245
Income taxes payable	9,590	9,547
Long-term deferred revenue	13,609	15,367
Other long-term liabilities	7,013	5,796

Total liabilities	155,754	172,955
Stockholders’ equity:	214,889	208,756

Total liabilities and stockholders' equity	$370,643	$381,711

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2012	2011
	(in thousands)
Operating activities:
Net income	$4,057	$4,731
Adjustments to reconcile net income to cash used in operating activities:
Excess tax benefit from equity awards and deferred income taxes	(1,408)	(935)
Depreciation, amortization, and other non-cash items	4,907	4,098
Stock-based compensation expense	2,852	2,535
Foreign currency transaction loss	395	66
Change in operating assets and liabilities, and other, net	(28,577)	(18,610)

Cash used in operating activities	(17,774)	(8,115)

Cash used in investing activities	(7,966)	(5,378)

Cash used in financing activities	(2,103)	(2,234)

Effect of exchange rate changes on cash and cash equivalents	963	952

Net decrease in cash and cash equivalents	(26,880)	(14,775)
Cash and cash equivalents, beginning of period	60,353	71,127

Cash and cash equivalents, end of period	$33,473	$56,352